Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Herbert L. Hornsby, Jr.

President and Chief Executive Officer

Cape Savings Bank

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

CAPE BANCORP, INC. ANNOUNCES THE RESULTS OF ITS STOCK OFFERING

Cape May Court House, New Jersey (January 28, 2008): Cape Bancorp, Inc. (the “Company”), the proposed holding company for Cape Savings Bank, announced today that the syndicated portion of its offering has been completed. The offering is being conducted in connection with the mutual-to-stock conversion of Cape Savings Bank and simultaneous proposed acquisition of Boardwalk Bancorp, Inc. (NasdaqGM: BORD) (“Boardwalk”), Linwood, New Jersey.

A total of 7,820,000 shares of the Company’s common stock will be sold in the subscription, community and syndicated community offerings. Orders for a total of 5,069,132 shares of Company common stock at a price of $10.00 per share have been accepted in the syndicated community offering. The Company has received orders for 2,750,868 shares in the subscription and community offering portion of the offering. A portion of the shares to be purchased by the employee stock ownership plan will be purchased in the open market. In addition, the Company will contribute $782,000 in cash and issue 547,400 shares of Company common stock to The CapeBank Charitable Foundation.

As previously announced on January 7, 2008, depositors of Cape Savings Bank approved the plan of conversion and the establishment and funding of the charitable foundation and stockholders of Boardwalk approved the proposed acquisition of Boardwalk and Boardwalk Bank by the Company and Cape Savings Bank. The Company has received final regulatory approval from the Office of Thrift Supervision and New Jersey Department of Banking and Insurance and is awaiting final approval from the Federal Deposit Insurance Corporation.

The conversion and simultaneous acquisition are scheduled to close on January 31, 2008. The shares of Company common stock sold in the offering are expected to commence trading on the Nasdaq Global Select Market on February 1, 2008 under the trading symbol “CBNJ.”

Stifel, Nicolaus & Company, Incorporated served as financial advisor to the Company and Cape Savings Bank regarding the conversion and acquisition. Stifel, Nicolaus & Company, Incorporated also served as marketing agent in the subscription and community offerings as well as sole book-running manager in the syndicated community offering. Luse Gorman Pomerenk & Schick, P.C. served as counsel to the Company and Cape Savings Bank.

About Cape Savings Bank

Cape Savings Bank is a full-service community bank founded in 1923 and headquartered in Cape May Court House, New Jersey. Cape Savings Bank offers a complete line of business and consumer banking products to customers in Cape May and Atlantic counties, New Jersey through its 13 branch offices. As of September 30, 2007, Cape Savings Bank had total assets of $620.1 million, total deposits of $489.6 million and total equity of $72.7 million. Additional information about Cape Savings Bank is available on its website, www.capesb.com.

About Boardwalk Bancorp

Boardwalk Bancorp is the parent company of Boardwalk Bank, a New Jersey chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. As of December 31, 2007, Boardwalk Bancorp had total assets of $450.4 million, total loans of $314.6 million and shareholders’ equity of $47.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.